Exhibit 10.15


                    STOCK PURCHASE AGREEMENT


       This Stock Purchase Agreement is made on March 15, 1999, between SEMCO Energy, Inc., a Michigan corporation (the "Seller
Shareholder"), and CoEnergy Trading Company, a Michigan corporation ("Buyer").


                           BACKGROUND

A. SEMCO Energy Services, Inc. (the "Company") is a Michigan corporation and is engaged in the Business (as defined in Section 11 below), with offices at various locations including 405 Water Street, Port Huron, Michigan (the "Premises").

B. Seller Shareholder owns all of the Company's issued and outstanding capital stock, being 100 shares of common stock ("Company Common Stock"). Buyer desires to purchase from Seller Shareholder, and Seller Shareholder desires to sell to Buyer, all of the issued and outstanding Company Common Stock (the "Purchased Shares") upon the terms and subject to the conditions of this Agreement.

C. As a condition to Buyer's willingness to purchase the Purchased Shares, Seller Shareholder has agreed to not compete with Buyer or Company in the conduct of the Business, as provided in Section 11 of this Agreement.


                           AGREEMENTS

       NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, the Seller
Shareholder and Buyer agree as follows:

1. AGREEMENT OF PURCHASE AND SALE OF THE PURCHASED SHARES. On the terms and subject to the conditions set forth in this Agreement, Seller Shareholder agrees to sell, assign, transfer, set over, convey, and deliver to Buyer on the Closing Date, but effective the close of business March 31, 1999 (the "Effective Date"), the Purchased Shares, free, clear, and discharged of and from all Encumbrances (as defined in Section 8.4), and Buyer agrees to purchase the Purchased Shares from Seller Shareholder.

2.     PURCHASE PRICE FOR PURCHASED SHARES.


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2.1    Purchase Price. The purchase price Buyer will pay to
       Seller Shareholder for the Purchased Shares (the "Purchase Price") shall be One Million Nine Hundred Fifty Thousand ($1,950,000.00) Dollars, subject to adjustment as provided in Section 2.3.

2.2 Payment of Purchase Price. The preliminary Purchase Price, based upon the Preliminary Balance Sheet, shall be paid by Buyer on the Closing Date by wire transfer of immediately available funds, against receipt of the certificates for the Purchased Shares duly endorsed for transfer or accompanied by duly executed stock powers.

2.3    Purchase-Price Adjustments.

       (a) Seller Shareholder shall cause Company to prepare an estimated balance sheet (the "Preliminary Balance Sheet") as of the Effective Date or another date agreed upon by Buyer and Seller Shareholder. The Preliminary Balance Sheet (i) shall contain line items substantially consistent with the line items in Company's Balance Sheet dated December 31, 1998 (a true copy of which is contained in Schedule 8.10), (ii) shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), (iii) shall be accompanied by a certificate of the chief financial officer of Company to the effect of clause (ii) above, (iv) shall be accompanied by a calculation of the Working Capital of Company (as defined below) certified by Company's chief financial officer, and (v) consistent with Company's Balance Sheet dated December 31, 1998 referenced above, shall reflect no liabilities other than current liabilities which are part of Working Capital as defined below.

       (b) If Company's Working Capital is a positive number, the Purchase Price shall be increased by the amount of such positive number; and if Company's Working Capital is a negative number, the Purchase Price shall be reduced by the amount of such negative number. The term "Working Capital" shall mean an amount equal to the current assets minus current liabilities reflected on the Preliminary Balance Sheet or the Closing Balance Sheet, as the context indicates.






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
       (c) Buyer shall prepare a balance sheet as of the Effective Date (the "Closing Balance Sheet"). The Closing Balance Sheet (i) shall contain line items substantially consistent with the line items in Company's Balance Sheet dated December 31, 1998 and
              (ii) shall be prepared in accordance with GAAP.

       (d) Buyer shall prepare the Closing Balance Sheet in accordance with GAAP. Buyer shall use its best efforts to complete the Closing Balance Sheet not later than 60 days after the Closing Date. The Closing Balance Sheet shall be delivered to Seller Shareholder immediately upon its completion, together with a calculation of Working Capital, and Buyer's work papers. Seller Shareholder shall have 30 days after receiving the Closing Balance Sheet, the calculation of Working Capital, and Buyer's work papers to deliver a written notice to Buyer of any objections to the Closing Balance Sheet and the calculation of Working Capital. Any such notice of objections shall be in writing and shall state in reasonable detail the basis for each objection and the amount of adjustment that Seller Shareholder believes is required. If Buyer and Seller Shareholder cannot agree with respect to the Closing Balance Sheet or the calculation of Working Capital within 30 days after the delivery of a notice of objections or such later date as Buyer and Seller Shareholder may agree on, the dispute shall be resolved by arbitration in accordance with
              Section 13.8, except that in all events there shall be a single arbitrator which shall be Ernst & Young L.L.P. (the "Independent Accounting Firm"). Any items not in dispute shall be deemed stipulated by Buyer and Seller Shareholder and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding and conclusive with regard to the matters it determines. Buyer and Seller Shareholder shall pay equally all costs and expenses relating to the services provided by the Independent Accounting Firm, notwithstanding the provisions of Section 13.8(f).










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
       (e) If the final Purchase Price based upon the Closing Balance Sheet is more or less than the preliminary Purchase Price paid on Closing Date, then (i) if the Purchase Price has increased, Buyer shall pay the amount of such increase to Seller Shareholder within ten (10) days following determination of the final Purchase Price, and (ii) if the Purchase Price has decreased, Seller Shareholder shall pay the amount of such decrease to Buyer within ten
              (10) days following determination of the final Purchase Price. Notwithstanding anything herein to the contrary, there will be no Purchase Price adjustment related to the operation of the business from the Effective Date through the Closing Date; any income or loss for such period shall be for the benefit or to the detriment of Buyer.

3.     WINDING UP OF WHOLESALE SEGMENT.

Company and Quantum Energy are parties to that certain Marketing Representative Agreement dated June 1, 1998 ("Quantum Agreement"). The Quantum Agreement covers a "Book of Business", defined as the gas sales and purchase agreements and associated transportation and storage and hedging agreements listed on Schedules 8.17(c), 8.17(d), 8.27(d) and 8.27(e) hereto ("Quantum Book"). The Quantum Book comprises the remaining Wholesale Segment of the Company's business.

Company is negotiating the assignment of the Quantum Book to Marathon.

In the event that the assignment of the Quantum Book to Marathon is not consummated by March 31, 1999, the Quantum Book will be retained by the Company, and Buyer will cause Company to perform the obligations of the Company under the Quantum Agreement and the contracts comprising the Quantum Book to be performed from and after the Effective Date and hold Seller Shareholder harmless from such obligations. In the event that the assignment of the Quantum Book to Marathon is consummated by March 31, 1999, the cash payment or amount due from Quantum will be recorded on the Preliminary Balance Sheet and Final Balance Sheet as cash or an account receivable for purposes of the computation required under
Section 2.3 hereof.

4.     PRECLOSING ACTIONS. BEFORE THE CLOSING:








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4.1    Conduct of Business. Seller Shareholder shall cause
       Company to carry on and conduct the Business only in the ordinary course, without any change in the policies, practices, and methods Company pursued before the date of this Agreement; provided, however, Company shall continue the already commenced process of Winding Up the Wholesale Segment as described in Section 3. Other than Winding Up the Wholesale Segment, Seller Shareholder will use commercially reasonable efforts and cause Company to use commercially reasonable efforts to preserve the Business; to preserve the relationships with Company's customers, suppliers, and others having business dealings with Company; and to preserve the services of Company's employees, agents, and representatives. Except for such Winding Up but otherwise without limitation of the foregoing, (a) Seller Shareholder will cause Company not to undertake, without Buyer's prior written consent, any action that, if taken prior to the date of this Agreement, would be required to be disclosed on Schedule 8.12, and
       (b) Seller Shareholder will cause Company not to take any action or refrain from taking action that would result in any change in Company's assets or liabilities, other than in the ordinary course of business consistent with past practices. Seller Shareholder will consult with Buyer regarding management of the Company.

4.2 Access to Buyer. From the date of this Agreement through the Closing, Seller Shareholder shall cause Company to permit Buyer and its representatives to have access at all reasonable times to Company's books, records, files and employees. No such access, nor the due diligence investigation of Company conducted by Buyer and its representatives prior to the date hereof, shall affect the representations and warranties of Seller Shareholder or Buyer's right to rely upon such representations and warranties.

4.3 Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller Shareholder will immediately advise Buyer in writing if (a) any of the representations or warranties of Seller Shareholder is untrue or incorrect in any material respect, or (b) Seller Shareholder becomes aware of the occurrence of any event or state of facts that results in any of the representations and warranties of Seller Shareholder being untrue or incorrect as if Seller Shareholder was then making them. Seller Shareholder will not take any action, or omit to take any action, and shall cause Company not to take any action, or omit to take any action, that would result in any of Seller Shareholder's representations and warranties set forth in this Agreement to be untrue or incorrect as of the Closing Date. Seller Shareholder will use its best efforts to cause all conditions set forth in
       Section 5 that are within its control to be satisfied as promptly as practicable under the circumstances.

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
4.4 HSR Act Notifications. Buyer shall and Seller Shareholder shall promptly take all steps necessary to file with the Federal Trade Commission and U.S. Department of Justice all pre-transaction notifications and related information required pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and to seek early termination of the waiting period under the HSR Act.

5. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at the Closing of each of the following conditions:

5.1 Accuracy of Representations and Warranties. The representations and warranties of Seller Shareholder contained in this Agreement and all related documents shall be true and correct at and as of the Closing Date as though such representations and warranties were made on that date.

5.2 Performance of Covenants. Seller Shareholder shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement requires, and with all other related documents to be performed or complied with prior to or on the Closing Date.

5.3 Schedules. Buyer shall be reasonably satisfied with the form and substance of the schedules to this Agreement.

5.4 No Casualty. Prior to the Closing Date, Company shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of its assets or of the Business.

5.5 Opinion of Counsel. Buyer shall have received the favorable opinion of counsel to Seller Shareholder dated the Closing Date and in form and substance reasonably satisfactory to Buyer.

5.6 Non-Foreign Person. Seller Shareholder shall have delivered to Buyer an affidavit stating, under penalty of perjury, the Seller Shareholder's federal taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.







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
5.7 Share Certificates. Seller Shareholder shall have delivered to Buyer certificates representing all of the Purchased Shares registered in the name of the Seller Shareholder (without any restrictive legend or together with such instruments and items that shall permit, in the reasonable opinion of Buyer's counsel, the sale and transfer of such shares free, clear, and discharged of any such legend). The certificates shall be duly endorsed in blank or with accompanying stock powers or assignments duly signed.

5.8 Certificates Regarding Conditions Precedent. The Seller Shareholder shall have delivered to Buyer a certificate of the Seller Shareholder certifying that as of the Closing Date all of the conditions set forth in Sections 5.1, 5.2, 5.4, 5.6, 5.9, and 5.11 have been complied with.

5.9 No Litigation. No action, suit, proceeding, or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that might affect Buyer's right to own, operate, and control the Purchased Shares or the Business after the Closing Date.

5.10 Lien Search. Buyer shall have received UCC lien searches in form and content satisfactory to Buyer.

5.11 Consents. Seller Shareholder shall have obtained in writing all consents necessary or desirable to consummate or facilitate consummation of this Agreement and any related transactions. The consents shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance.

5.12 Waivers. Seller Shareholder shall have delivered to Buyer a statement from the Seller Shareholder and each of Company's officers and directors, in form and substance acceptable to Buyer, that each either waives or has no claim, as appropriate, against Company for unpaid dividends, bonuses, profit sharing, rights, or other claims of any kind, nature, or description except salaries and fringe benefits normally accrued and described in the statement or otherwise contemplated under this Agreement.

5.13 Resignations. Except only as otherwise directed by Buyer, each director and officer of Company shall have delivered to Buyer resignations from their positions and any other positions held in, or by appointment by or from, Company.




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
5.14 HSR Notification. All pre-transaction notifications required of all parties pursuant to the provisions of the HSR Act have been filed with the Federal Trade Commission and U.S. Department of Justice, and the waiting period under the HSR Act has expired or the Federal Trade Commission and U.S. Department of Justice have granted early termination thereof.

5.15 Approvals by Buyer's Counsel. Buyer's counsel shall have reasonably approved all legal matters and the form and substance of all documents Buyer or Company or Seller
       Shareholder is to deliver at the Closing.

5.16   Intentionally Blank.

5.17 Key Employees. Seller Shareholder shall use its best reasonable efforts to encourage the marketing employees of Company to accept employment with Buyer or Buyer's designee.

5.18 Lease Termination. Company's lease of premises at 405 Water Street, Port Huron, Michigan, and of any other real property, shall be assigned by Company to Seller Shareholder at Closing but effective the Effective Date, and Seller Shareholder shall assume and agree to perform, and defend and hold the Company harmless from and against, all liabilities and obligations thereunder.

5.19 Benefit Plan Terminations. Seller Shareholder shall have made arrangements, satisfactory to Buyer, such that all of Company's ERISA and employee benefit plans, including, without limitation, all Plans, Pension Plan and Trusts and all Welfare Plans, as defined in Section 8.15, shall have been made prospectively inapplicable to Company's employees (i.e. no further benefits or liabilities will accrue thereafter) without further liability or obligation on the part of Company after the Effective Date.

6. CONDITIONS PRECEDENT TO SELLER SHAREHOLDER'S OBLIGATIONS. Seller Shareholder's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Seller Shareholder) before or at the Closing of each of the following conditions:

6.1 Accuracy of Representations and Warranties. Buyer's representations and warranties contained in this Agreement and all related documents shall be true and correct at and as of the Closing Date as though such representations and warranties were made at that time.




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
6.2 Performance of Covenants. Buyer shall have in all respects performed and complied with all covenants, agreements, and conditions required by this Agreement and all related documents that must be performed or complied with before and at the Closing Date.

6.3 HSR Notification. All pre-transaction notifications required of all parties pursuant to the provisions of the HSR Act have been filed with the Federal Trade Commission and U.S. Department of Justice, and the waiting period under the HSR Act has expired or the Federal Trade Commission and U.S. Department of Justice have granted early termination thereof.

6.4 Board Approval. Seller Shareholder's Board of Directors shall have approved this Agreement and the transactions contemplated hereunder.

7.     CLOSING AND POST-CLOSING MATTERS.

7.1 Closing and Effective Date. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Buyer on the third business day or sooner following the date the waiting period under the HSR Act has expired or the Federal Trade Commission and U.S. Department of Justice have granted early termination thereof, provided all other conditions precedent have been fulfilled or waived (the "Closing Date"). However: (a) the Closing shall be effective the Effective Date, and (b) if the Closing has not taken place on or before June 1, 1999 (subject to extension of such date by written agreement of Seller Shareholder and Buyer) due to failure or inability to satisfy all conditions precedent, then Seller Shareholder and Buyer shall each have the right to terminate this Agreement by giving thirty (30) days' prior written notice to the other, and this Agreement shall terminate without further obligation on the part of any party upon the expiration of such thirty (30) day period unless all conditions precedent have been fulfilled or waived prior to that date.

7.2 Certain Closing Expenses. Seller Shareholder shall be liable for and shall pay all federal, state, and local sales, use, excise, transfer, and documentary stamp taxes and all other taxes, duties, or other like charges, and all recording and filing fees, properly payable on and in connection with the conveyance and transfer of the Purchased Shares to Buyer.




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7.3    Further Assurances. Seller Shareholder shall cooperate
       with and assist Buyer and take all other reasonable actions to ensure a smooth transition of the Company to Buyer. From time to time after the Closing Date, Seller Shareholder shall, at the request of Buyer, execute and deliver additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer reasonably requests as necessary, appropriate, convenient, useful, or desirable to effectively carry out this Agreement's intent and to transfer the Purchased Shares to Buyer.

7.4 Tax Sharing Agreements. Seller Shareholder and Company shall, as of the Effective Date, terminate any tax sharing or allocation agreement as relates in any way to Company so that such agreements are of no further force or effect as to Company for any periods on or after the Effective Date and so that there shall be no further liability of Company under any such agreement.

7.5    Following Closing.

       A. Buyer, Company, Seller Shareholder and the common parent of the consolidated group which (prior to the Effective Date) includes Company, shall all take such actions, and file such forms, returns and information (including, but without limitation, Form 8023), at such time or times and in such manner, as shall be necessary so that, as permitted under Section 338(h)(10) of the Code, Company's basis in its assets, following the Closing but effective immediately following the Effective Date, shall be stepped-up to include the Purchase Price, as finally adjusted, and any deemed purchase price relating to liabilities to which Company's assets are subject at the Effective Date. Provided the covenants in this Section 7.5A and in Section 7.5B are satisfied by Seller Shareholder, by such common parent and, to the extent of Seller Shareholder's control, by Company, Seller Shareholder makes no representation or warranty as to whether such step-up in basis will be allowed.

       B. The consolidated group which (prior to the Effective Date) includes Company shall file a consolidated return for the taxable period that includes the Effective Date, in which Company shall recognize gain or loss as if, while it was a member of such group, it sold all of its assets in a single transaction at the close of the Effective Date (but before its deemed liquidation) as provided in Section 1.338(h)(10)-1(e) of the Regulations under the Code.

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
       C. Any refund of income taxes with respect to Company shall belong to the party responsible for payment of the income taxes for the period for which the tax refund in question is paid.

       D. Seller Shareholder and Buyer shall each provide the other with such assistance as may reasonably be requested in connection with the preparation of any tax return, or any audit or other examination by any taxing authority, or judicial or administrative proceedings relating to tax liabilities, provided the requesting party agrees to reimburse the reasonable direct costs incurred by the responding party in connection therewith. Seller Shareholder and Buyer shall retain, and provide the other with copies upon request of, any records or other information which may be relevant to any such return, audit or examination, proceeding or determination. Seller Shareholder shall retain, until expiration of the applicable statute of limitations, including extensions, copies of all returns, supporting work schedules and other records and information which may be relevant to such returns for all tax periods or portions thereof ending on or before the Effective Date.

8. SELLER SHAREHOLDER'S REPRESENTATIONS AND WARRANTIES. As of the date of this Agreement and as of the Closing, Seller Shareholder represents and warrants to Buyer, and acknowledges and confirms that Buyer is relying on these representations and warranties in entering into this
       Agreement:

8.1 Organization and Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Company has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted. The nature of the business and the character of the properties Company owns or leases do not make licensing or qualification of Company as a foreign corporation necessary under the laws of any other jurisdiction. Except as set forth in Schedule 8.1, Company has not in the last five years used or assumed any other name in connection with the conduct of its business.

8.2 Articles and Bylaws. Schedule 8.2 contains true and complete copies of Company's Articles of Incorporation and Bylaws.




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
8.3 Capitalization. Company's authorized capital stock consists solely of 100 shares of Company Common Stock, of which 100 shares are issued and outstanding. All of the issued and outstanding Company Common Stock is owned of record and beneficially by the Seller Shareholder. A true and complete list of the certificate numbers and number of shares held by the Seller Shareholder is set forth in
       Schedule 8.3. There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding for the purchase or other acquisition of any of Company's capital stock; that are convertible into, exercisable for, or relate to any of Company's capital stock; or that have any voting rights. Company has no outstanding contractual obligations to repurchase, redeem, or otherwise acquire any outstanding shares of Company's capital stock.

8.4 Company Common Stock. Seller Shareholder is the lawful owner of the Purchased Shares, free, clear, and discharged of and from all pledges, liens, security interests, encumbrances, mortgages, adverse claims, charges, options, equity interests, proxies, voting agreements or trusts, leases, tenancies, easements, or other interests ("Encumbrances"). All shares of the Purchased Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights. On delivery to Buyer at the Closing of the Purchased Shares, duly endorsed for transfer, Buyer will be the absolute owner of the Purchased Shares, free, clear, and discharged of and from all Encumbrances.

8.5 Authorization. Subject to approval by Seller Shareholder's Board of Directors, the Seller Shareholder has the requisite legal capacity to execute, deliver, and perform this Agreement and to consummate any related transactions. The Seller Shareholder has duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of the Seller Shareholder, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).








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
8.6    Existing Agreements and Governmental Approvals.

       (a) Except as set forth in Schedule 8.6, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby (i) do not and will not violate any provisions of law applicable to Company or the Seller Shareholder; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Company's Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust; other instrument, contract, or agreement; or any order, judgment, arbitration award, or decree to which Company or Seller Shareholder is a party or by which either of them or any of their respective assets and properties are bound; and (iii) do not and will not result in the creation of any Encumbrance on any of the properties, assets, or business of Company or Seller Shareholder.

       (b) Except as set forth in Schedule 8.6 and except for compliance with the HSR Act, no approval, authority, or consent of or filing by Company or Seller Shareholder with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency, or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.7 No Subsidiaries or Guaranties. Company does not have any subsidiaries or directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity. Company is not a guarantor, or otherwise liable for the payment, of any obligations of any other person or entity.












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
8.8 No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Company or any of its assets or properties is pending or, to the Best Knowledge of Seller Shareholder, threatened. Neither Company nor Seller Shareholder has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase "Best Knowledge of Company" or "Best Knowledge of Seller Shareholder," or words of similar import, means the knowledge the Company or the Seller Shareholder, as applicable, would have after due inquiry into the matter in question.

8.9 Permits and Licenses. Company has all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate its assets at the places and in the manner in which the Business is conducted. A complete list of Company's permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 8.9.

8.10 Financial Statements. Seller Shareholder has delivered to Buyer the financial statements listed in Schedule 8.10, and Seller Shareholder shall deliver, before the Closing, copies of all financial statements Company has prepared for each full month prior to the Closing (the "Financial Statements"). The Financial Statements have been and will be prepared in accordance with GAAP, do and will fairly and accurately present the financial position of Company as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects. Adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns, and allowances; all Taxes (as defined in Section 8.22) due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for in the Financial Statements. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 8.10, Company's books, records, and work papers are complete and correct; have been maintained on an accrual basis, in accordance with GAAP; and accurately reflect, and will accurately reflect, the basis for the financial condition and the results of Company's operations that are set forth in the Financial Statements and are to be set forth in the Preliminary Balance Sheet and the Closing Balance Sheet.

8.11 No Undisclosed Liabilities, and No Long Term Debt. Except as otherwise disclosed on Schedule 8.11, in the Financial Statements or otherwise in this Agreement, Company does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise. As of the date of this Agreement and as of the Closing Date, Company has no long term debt.

8.12 Conduct of Business. Except as otherwise disclosed on attached Schedule 8.12, since December 31, 1998, Company has not:

       (a) Issued any capital stock or other securities convertible into or exchangeable or exercisable for capital stock or having voting rights; declared or paid any dividend; made any other payment from capital or surplus or other distribution of any nature; or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

       (b)    Merged or consolidated with any other entity.

       (c) Altered or amended its Articles of Incorporation or Bylaws.

       (d) Entered into, materially amended, or terminated any contract, license, lease, commitment or permit, except in the ordinary course of business consistent with past practices.

       (e)    Experienced any labor disturbance.

       (f) Incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except in the ordinary course of business consistent with past practices.

       (g) Discharged or satisfied any Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in Company's balance sheet dated December 31, 1998 or (ii) liabilities incurred since the date of the balance sheet, in each such case only in the ordinary course of business consistent with past practices and in accordance with the express terms of such obligation or liability.

       (h) Mortgaged, pledged, or subjected to any Encumbrance any of its assets.

       (i) Sold, transferred, or agreed to sell or transfer any asset, property, or business; canceled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.

       (j)    Disposed of or permitted to lapse any Intellectual
              Property.

       (k) Granted any increase in employee rates of pay or any increases in salary payable or to become payable to any employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any employee, consultant, or agent, or hired any new officer, employee, consultant, or agent, other than consistent with past practices (all of which are disclosed on Schedule 8.12).

       (l) Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $10,000.00.

       (m) Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, officer, or director of Company or of Seller Shareholder; any member of their immediate families; or any of their affiliates.

       (n) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business.

       (o) Failed to regularly maintain and repair its assets in the ordinary course of business consistent with past practices.

       (p) Instituted or settled any litigation, action, or proceeding before any court or governmental body relating to it or its property, except for the litigation instituted against Wickford as described in Section 8.23.

       (q) Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.

       (r) Varied, canceled, or allowed to expire any insurance coverage.

       (s) Made any payment or disbursement of moneys or property or declared or paid any dividend or other distribution to or on behalf of any officer, director, or shareholder of Company or of Seller Shareholder or any member of their immediate families or any of their affiliates, other than for payment of compensation or reimbursement of expenses in accordance with past practices.

       (t) Entered into any other transaction other than in the ordinary course of business consistent with past practices.

       (u)    Agreed or committed to do any of the foregoing.

8.13   No Adverse Changes. Except as otherwise disclosed in
       Schedule 8.13, since December 31, 1998 there has not been any occurrence, condition, or development that has materially adversely affected, or is likely to materially adversely affect, Company, its prospects, its condition (financial or otherwise), its affairs, its operations, the Business, or its assets.

8.14 Employees. There is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against Company or that in any manner affects Company. Company is and has been in compliance with all rules regulating employee wages and hours. On or before the Closing Date, Company shall have paid all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, or retirement benefits, or Social Security benefits.

8.15   Employee Benefit Plans and Related Matters.

       (a) Schedule 8.15 contains a true and complete list of all plans, contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements) maintained currently or at any time within the previous five years by Company or under which Company has had any obligations with respect to an employee of Company (the "Plans").

       (b)    Except as specifically set forth in Schedule 8.15,
              (i) each employee pension benefit plan, as defined in Section 3(2) of ERISA, and its related trust ("Pension Plan and Trust") now meet, and since their inception have met, the requirements for qualification under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and are now, and since their inception have been, exempt from taxation under Section 501(a) of the Code, and the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to the qualified status of each Pension Plan and Trust and has not taken any action to revoke such letter; (ii) Company has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making of all contributions) and is not in default under and has no knowledge of any default by any other party to the Plans; (iii) Company is in compliance with the requirements of all statutes, orders, and governmental rules and regulations applicable to such Plans, including, but not limited to, ERISA and the Code; (iv) neither Company nor, to the Best Knowledge of Seller Shareholder, any other disqualified person or party in interest, within the meaning of Section 4975 of the Code or Section 3(14) of ERISA, has engaged in any prohibited transaction, as this term is defined in Section 4975 of the Code or Section 406 of ERISA, that could, following the Closing Date, subject any Plan (or its related trust), Buyer, Company, or any officer, director, or employee of Buyer or Company, to any tax or penalty imposed under the Code or ERISA; (v) there are no actions or claims pending (other than routine claims for benefits) or, to the Best Knowledge of Company or Seller Shareholder, threatened against any Plan or against the assets of any Plan; (vi) no Plan is subject to Part 3 of Title I of ERISA,
              Section 412 of the Code, or Title IV of ERISA, other than the existing Non-Union Employees' Retirement Plan; (vii) each Plan's plan official, as defined in Section 412 of ERISA, is bonded to the extent required by Section 412; (viii) no proceeding has been initiated to terminate any Plan, and any such termination will not subject Company or Buyer to liability to any person; (ix) no Plan is a multiemployer plan, as defined in
              Section 3(37) of ERISA; (x) no retiree benefits are payable under any employee welfare benefit plan ("Welfare Plan"), as this term is defined in
              Section 3(1) of ERISA, other than the existing

              Employee Benefit Plan; and (xi) each Welfare Plan that is a group health plan within the meaning of
              Section 5000 of the Code complies with and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA, Section 162(k) of the Code (through December 31, 1988), and
              Section 4980B of the Code (commencing January 1,
              1989).

       (c) Each of the following is included in the list of agreements in Schedule 8.15: all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation plans, employee pension or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits to Company's employees.

       (d) No retired employees of Company are receiving or are entitled to receive any payments or health or other benefits from Company, except such benefits as are being received or are entitled to be received from Seller Shareholder.

8.16 Employee Matters. Schedule 8.16 contains a true and complete list of the following: the names, positions, and compensation of the present employees of the Company. Except as listed in Schedule 8.16, all Company's employees are employees-at-will, may be terminated at any time in accordance with the written policies (copies of which are contained in Schedule 8.16) of Company for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written contract, employer policy, or otherwise. As of the Closing, the Company will have no employees.

8.17   Contracts and Commitments.

       (a) Schedule 8.17 contains a true and complete list of all of Company's written, and a description of all material terms of Company's unwritten, contracts, obligations, agreements, plans, arrangements, and commitments of any kind or nature (the "Contracts and Commitments"), except for

              (i)    those contracts that are described in
                     another Schedule;

              (ii) each purchase contract with a customer made in the ordinary course of business consistent with past practices under which Company is obligated to deliver less than $10,000.00 in invoice value of product and services in each transaction or series of related transactions; and

              (iii)  each purchase commitment made in the
                     ordinary course of business at prevailing prices, consistent with past practices, that is not in excess of $10,000.00 in each transaction or series of related transactions.

              All Contracts and Commitments are in full force and effect without amendment (unless the amendments are clearly noted), and Company is and shall be entitled to all benefits from any contracts.

       (b) True and complete copies of all Contracts and Commitments have been delivered to Buyer. All Contracts and Commitments are the result of bona fide, arm's-length transactions and are legal, valid, and binding obligations of the parties to them enforceable in accordance with their respective terms, subject to laws generally governing bankruptcy and the enforcement of creditor's rights.

       (c) Except as set forth in attached Schedule 8.17, no default or alleged default exists on the part of Company nor, to the Best Knowledge of Seller
              Shareholder, on the part of any other person, under any Contract or Commitment.

8.18 Title to Assets. Company is the sole and absolute owner of all the assets reflected in Company's Balance Sheet dated December 31, 1998 and to be reflected in the Preliminary Balance Sheet and the Closing Balance Sheet and has good and marketable title to all such assets, free and clear of any and all Encumbrances. Schedule 8.18 lists or describes all property used in the conduct of the Business and/or situated on the Premises that is owned by or an interest in which is claimed by any person (whether a customer, supplier, or other person) for which Company is responsible, together with copies of all related agreements. All such property is situated on the Premises and is in such condition that, upon return to its owner, Buyer will not be liable in any amount to the owner.

8.19 Condition of Assets. All items of personal property reflected in Company's Balance Sheet dated December 31, 1998, and to be reflected in the Preliminary Balance Sheet and the Closing Balance Sheet, are and will be in good working order and repair. Each item is situated at the Premises and is fit for its intended purpose, with no material defects.

8.20 Receivables. The accounts and other receivables reflected in Company's Balance Sheet dated December 31, 1998, and to be reflected on the Preliminary Balance Sheet and Closing Balance Sheet, are and will be the result of bona fide sales or other transactions. Except to the extent that a reserve against the possible uncollectibility of such accounts and other receivables has been established and is reflected on Company's Balance Sheet dated December 31, 1998, and will be established and reflected on the Preliminary Balance Sheet and the Closing Balance Sheet, all of the accounts and other receivables are fully collectible within 180 days of the balance sheet date in accordance with Company's ordinary practice (which has been disclosed to Buyer) and without resort to legal proceedings.

8.21 Sufficiency of Assets. The assets reflected in Company's Balance Sheet dated December 31, 1998, and to be reflected in the Preliminary Balance Sheet and the Closing Balance Sheet, constitute and will constitute all of the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or useful in, or are necessary for the conduct of, the Company's Business in accordance with present practices, except such as are provided by Seller Shareholder and its affiliates.

8.22   Taxes.

       (a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and any penalties.

       (b) Except as otherwise disclosed on Schedule 8.22, Company has filed on a timely basis all Tax returns it is required to file under any federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Company for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Company and its officers have received no notice of any pending or threatened audit by the IRS, or any state or local agency, related to Company's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Company. There are no federal, state, or local tax liens outstanding against any of Company's assets, properties, or business.

8.23 Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller Shareholder, threatened against or affecting Company, its business, or its assets, except for the litigation instituted by the Company on February 9, 1999 described as SEMCO Energy Services, Inc. v. Black Hills Energy Resources, Inc., et al. (the "Wickford Litigation"). Seller Shareholder shall assume, and defend and hold the Company harmless from and against, all liabilities and obligations arising out of, related to or connected with the Wickford Litigation. The obligations of Seller Shareholder related to the Wickford Litigation shall not be subject to Section 10.3 hereof. Buyer agrees to cause the Company to pay over to Seller Shareholder any cash recovery the Company actually receives in the Wickford Litigation.

8.24 Product Liability. No defect or deficiency exists in any of the products sold or services provided by Company that could give rise to any liabilities or claims for breach of warranty, product liability, or similar liabilities or claims, except to the extent fully insured against (including all related costs of defense).

8.25   Environmental Matters.

       (a) The following terms used in this Section 8.25 have the meanings set forth below:

              (i) Environmental Laws means the (A) Toxic Substances Control Act, 15 USC 2601 et seq.;
                     (B) National Historic Preservation Act, 16
                     USC 470 et seq.; (C) Coastal Zone Management
                     Act of 1972, 16 USC 1451 et seq.; (D) Rivers and Harbors Appropriation Act of 1899, 33 USC 401 et seq.; (E) Clean Water Act, 33 USC 1251 et seq.; (F) Flood Disaster Protection Act of 1973, 42 USC 4001 et seq.; (G)
                     National Environmental Policy Act of 1969,
                     42 USC 4321 et seq.; (H) Resource
                     Conservation and Recovery Act of 1976
                     (RCRA), 42 USC 6901 et seq.; (I) Clean Air
                     Act, 42 USC 7401 et seq.; (J) Comprehensive
                     Environmental Response, Compensation, and
                     Liability Act (CERCLA), 42 USC 9601 et seq.;
                     (K) Hazardous Materials Transportation Act,
                     49 USC 1801 et seq.; (L) Safe Drinking Water
                     Act, 42 USC 300f et seq.; (M) Emergency
                     Planning and Community Right-to-Know Act of
                     1986, 42 USC 11001 et seq.; (N) Federal
                     Insecticide, Fungicide, and Rodenticide Act,
                     7 USC 136 et seq.; (O) Occupational Safety and Health Act, 29 USC 651 et seq.; and all other federal, state, county, municipal and local, foreign, and other statutes, laws, regulations, and ordinances that relate to or deal with protection of human health or the environment, all as may be amended from time to time.

              (ii)   Hazardous Substance(s) means (A) any
                     flammable or combustible substance,
                     explosive, radioactive material, hazardous waste, toxic substance, pollutant, contaminant, or any related materials or substances identified in or regulated by any of the Environmental Laws; and (B) asbestos, polychlorinated biphenyls (PCBs), urea formaldehyde, chemicals and chemical wastes, explosives, known carcinogens, petroleum products and by-products (including fractions thereof), and radon.

              (iii) Property means any parcel of real estate now or previously owned, leased, or operated by Company or in which Company has or had any interest, including the Premises.

       (b) Except as described in Schedule 8.25: (i) Company is now and has at all times been in full compliance with all Environmental Laws; (ii) there are no substances or conditions in or on the Property that may support a claim or cause of action against Company or Buyer under any Environmental Laws;
              (iii) there are not, and never have been, any underground storage tanks located in or under the Property; (iv) neither Company nor its directors, officers, employees, or agents have generated or transported any Hazardous Substances at any time that have been transported to or disposed of in any landfill or other facility, where the transportation or disposal could create liability to any unit of government or any third party.

       (c) No activity has been undertaken on the Property that would cause or contribute to (i) the Property becoming a treatment, storage or disposal facility within the meaning of any Environmental Laws; (ii) a release or threatened release of any Hazardous Substances; or (iii) the discharge of pollutants or effluents into any water source or system or into the air, or the dredging or filling of any waters, where such action would require a permit under any Environmental Laws. Company has obtained all permits required by all applicable Environmental Laws, and all such permits are in full force and effect.

       (d) Seller Shareholder has disclosed and delivered to Buyer all environmental reports and investigations that Company or Seller Shareholder has ever obtained or ordered with respect to the Property.

8.26   Compliance with Laws. At all times prior to the Closing
       Date, Company has complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or its assets.

8.27   Suppliers and Customers.

       (a) A complete and accurate list of all suppliers or vendors of products or services to Company in connection with the Business (other than legal or accounting services) aggregating more than $10,000.00 (at cost) annually during Company's last fiscal year, and the address of each supplier or vendor and the amount sold to Company during that period, is set forth in Schedule 8.27. The names of any suppliers of goods or services with respect to which practical alternative sources of supply are not available on comparable terms and conditions are separately listed in Schedule 8.27.

       (b) A complete and accurate list of each of Company's customers aggregating more than $10,000.00 in revenues to Company annually during the last fiscal year in connection with the Business, the address of each customer, and the amount each customer purchased from Company during the last fiscal year is set forth in Schedule 8.27.

       (c) Seller Shareholder has no information that might reasonably indicate that any customer or supplier of Company intends to cease purchasing from, selling to, or dealing with Company. No information has been brought to the attention of Seller Shareholder that might reasonably lead it to believe that any customer or supplier intends to alter, in any material respect, the amount of its purchases or sales or the extent of its dealings with Company, or would alter in any material respect its purchases from, sales to, or dealings with Company, in the event the transactions contemplated by this Agreement are consummated.

8.28 No Brokers. Neither Company nor Seller Shareholder has engaged, or is responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

8.29 Insider Transactions. A complete and accurate list and a brief description of all contracts or other transactions involving Company in which any officer, director, employee, or shareholder of Company or Seller Shareholder; any member of their immediate families; or any affiliate has any interest is set forth in Schedule 8.29.

8.30 Bank Accounts. Attached Schedule 8.30 contains a true and complete list of the names and locations of all banks or other financial institutions that are depositories for funds of Company, the names of all persons authorized to draw or sign checks or drafts on the accounts, the number of the accounts, and the names and locations of any institutions in which Company has any safe-deposit boxes and the names of the individuals having access to them. Company does not have any outstanding powers of attorney.

8.31 Intellectual Property. Schedule 8.31 lists or briefly describes all of Company's material intellectual property (including, without limitation, know-how, trade secrets, confidential and proprietary processes, and technology, whether or not patentable) that Company directly or indirectly owns, licenses, uses, requires for use or controls in whole or in part ("Intellectual Property") and all licenses and other agreements allowing the Company to use the intellectual property of third parties. Except as set forth in Schedule 8.31, Company is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. None of the Company's Intellectual Property infringes on any other person's intellectual property, and, to the Best Knowledge of the Seller Shareholder, no activity of any other person infringes on any of the Intellectual Property. Company has been and is now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property, and except for Company's blanket certificate, Company does not require a license or other proprietary right to so operate the Business.

8.32 Insurance. All insurance policies covering Company's real and personal property or providing for business interruption, personal and product liability coverage, and other insurance are described in Schedule 8.32 (which specifies the insurer, policy number, type of insurance, and any pending claims). Such insurance is in amounts Company deems sufficient with respect to its assets, properties, business, operations, products, and services as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit, or proceeding exists. Company is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

       Buyer acknowledges and agrees that (a) all such insurance policies will cease to be of any further force or effect with respect to the Company for all periods after the Closing Date, and (b) Buyer shall cause desired insurance coverages with respect to the Company to be in place and effective as of the close of business on the Closing Date.

8.33 Materiality. No statement in this Agreement or in any certificate delivered to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or fails or will fail to contain any material fact necessary to make the statements not misleading.

9. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller Shareholder that:

9.1 Organization and Standing. Buyer is a corporation duly organized and validly existing under the laws of the State of Michigan, and Buyer has all the requisite power and authority corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.

9.2 Authorization. Buyer has taken all necessary action (a) to duly approve the execution, delivery, and performance of this Agreement, and (b) to consummate the transactions contemplated under this Agreement. Buyer has duly executed and delivered this Agreement. This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

9.3    Existing Agreements and Governmental Approvals.

       (a) Except as set forth on Schedule 9.3, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by it
              (i) do not and will not violate any provisions of law applicable to Buyer; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) Buyer's Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound; and (iii) do not and will not result in the creation of any Encumbrance on any of the Buyer's properties, assets, or business.

       (b) Except as set forth on Schedule 9.3 and except for compliance with the HSR Act, no approval, authority, or consent of, or filing by Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, partnership, individual, or other entity is necessary to authorize Buyer's execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

9.4 Investment Intent. Buyer is acquiring the Purchased Shares for its own account, for investment, and without any present intention to resell the Purchased Shares. Buyer acknowledges and agrees that the Purchased Shares have not and will not be registered under the Securities Act of 1933 or the Michigan Uniform Securities Act, and Buyer will not resell the Purchased Shares unless they are so registered or unless an exemption from registration is available. Buyer consents to the imposition of a legend to this effect on the certificates for the Purchased Shares and to a notation to this effect in the appropriate records of Company.

10.    SURVIVAL, INDEMNIFICATION AND CLAIMS PROCEDURE.

10.1 Survival. All representations, warranties and covenants made in this Agreement shall survive, and shall not be extinguished by, the Closing. All such representations and warranties and all claims and causes of action with respect thereto (other than representations and warranties set forth in Sections 8.3, 8.4, 8.15, 8.22 and 8.25, claims and causes of action with respect thereto, and claims and causes of action with respect to knowing breaches or violations of representations and warranties) shall terminate upon expiration of one (1) year following the Closing Date; provided such termination shall not affect the rights of any party in respect of any such claim or cause of action as to which Indemnification Notice has been given prior to the expiration of such one (1) year period. The representations and warranties set forth in Sections 8.3, 8.4, 8.15, 8.22 and 8.25, claims and causes of action with respect thereto, and claims and causes of action with respect to knowing breaches or violations of representations and warranties, shall survive for the applicable statute of limitations.

10.2   Indemnification. Subject to the limitations set forth in
       Section 10.1, Seller Shareholder shall defend, indemnify, and hold harmless Buyer, Company, and their respective directors, officers, shareholders, partners, members, successors, and assigns (for the purposes of this Section 10 sometimes collectively called "Indemnified Parties", and each an "Indemnified Party") from and against any and all costs, losses, claims, suits, actions, assessments, liabilities (to the extent not offset with a corresponding asset), fines, expenses, penalties, judgments and damages, including, without limitation, court and appeal costs and reasonable legal fees (sometimes collectively "Loss") arising or resulting from, related to or connected with:

       (a) Any falsity or inaccuracy in, or breach of, any representation or warranty of the Seller
              Shareholder contained in this Agreement;

       (b) Any failure of Seller Shareholder to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller Shareholder or (on or before Closing Date) by Company under this Agreement;

       (c) Taxes of Company for any period ending on or prior to the Effective Date, including, but without limitation, Taxes resulting from Company's recognition of gain as a result of the transactions described in this Agreement; and

       (d) Any liability or obligation of Company accruing or existing on or prior to the Effective Date, known or unknown, whether based upon contract, tort, strict liability or otherwise, except for: (i) current liabilities of Company which are fully reflected or reserved against in the Preliminary Balance Sheet or Final Balance Sheet as provided in
              Section 2.3 or as otherwise disclosed in this Agreement, and (ii) contract obligations of Company which, in accordance with the terms of the contracts, are to be performed after the Effective Date;

       herein sometimes collectively called "Indemnified Claims" and each an "Indemnified Claim".

10.3 Limitations. Notwithstanding the provisions of Section 10.2: (a) the Indemnified Parties shall have no right to make a claim thereunder except for the amount by which the aggregate of all claims thereunder which have not theretofore been reimbursed to the Indemnified Parties and which the Indemnified Parties would be entitled to assert against Seller Shareholder absent this Section 10.3, exceed One Hundred Thousand ($100,000.00) Dollars, and (b) the liabilities and obligations of the Seller Shareholder under this Section 10 shall be limited, in the aggregate, to the amount of the Purchase Price.

10.4 Claims Procedure. If any action is commenced against an Indemnified Party by reason of, arising out of or in connection with any Loss relating to an Indemnified Claim, or if the Buyer receives notice or becomes aware of any such Indemnified Claim, then the Indemnified Party, upon being served with process, or the Buyer upon receiving notice or becoming aware of such Indemnified Claim, shall give written notice ("Indemnification Notice") to the Seller Shareholder of the institution of such action or of the notice received or knowledge acquired of such claim and in such action (and with respect to such Indemnified Claim) Seller Shareholder shall have the obligation to defend the same at Seller Shareholder's expense by counsel reasonably acceptable to Buyer, and to pay any judgment entered therein, but the Buyer and the Indemnified Parties shall have the right, at their option and expense, to participate in any such action or suit with counsel of their own selection. If Seller Shareholder shall fail to timely or adequately defend any such action or claim on behalf of the Indemnified Parties, then the attorneys' fees and legal costs of the Indemnified Parties in defending such action or claim shall be fully included as part of the Loss to be indemnified.

              If any garnishment, levy, attachment, execution or other lien reaches, garnishees, encumbers or attaches any of the assets, property or business of an Indemnified Party by virtue of, or as a part of, any suit or proceeding concerning any Indemnified Claim, then Seller Shareholder, at its expense, shall be obligated to immediately post whatever bond is required, and do whatever else is required, to expeditiously release the property, assets and business of the Indemnified Parties from any such levy, attachment, execution, lien, garnishment or encumbrance.

10.5 Seller Shareholder's Response. The Seller Shareholder may object to any Indemnification Notice of an Indemnified Claim by delivering to Buyer a written statement setting forth, in reasonable detail, the basis of its objection, if any, to the Indemnified Claim asserted in such Indemnification Notice (the "Seller Shareholder's Response"). If the Seller Shareholder's Response is not received by Buyer within thirty (30) days following the date Seller Shareholder receives the Indemnification Notice, the Indemnified Claim set forth in such Indemnification Notice shall be deemed valid and conclusive and binding upon all parties. If Buyer receives Seller Shareholder's Response within such thirty (30) day period, the Indemnified Claim to which the Seller Shareholder's Response relates shall be submitted to arbitration pursuant to the provisions of Section 13.8.

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
10.6 Interest. Subject to Section 10.5, with respect to the indemnifications set forth in Section 10.2, Seller Shareholder shall be obligated to reimburse the Indemnified Parties for any valid payment by any Indemnified Party at any time after the Closing in respect of any Loss relating to any Indemnified Claim, including payment pursuant to any settlement or compromise of any such Indemnified Claim approved by Seller Shareholder, together with interest on any such payment at a rate per annum of two (2%) percent in excess of the prime rate as published from time to time by the Wall Street Journal from the date paid or incurred by the Indemnified Party until reimbursed to the Indemnified Party.

10.7 Waiver. Seller Shareholder irrevocably waives and agrees that it will make no claim against Company of any kind or character, whether by way of subrogation, indemnity, contribution, breach of contract, or any other theory regarding any claim made by Buyer, Company, or any other person under Section 10 or otherwise, and Seller Shareholder irrevocably releases and discharges Company from any such claim.

10.8 Exclusive Remedy. Buyer agrees that, from and after the Closing, its sole remedy with respect to any and all claims arising out of alleged breaches or violations of Seller Shareholder's representations and warranties set forth in this Agreement shall be pursuant to the provisions set forth in this Section 10 and, to the extent applicable, the provisions of Section 13.8.

11.    NON-COMPETITION.

11.1 As used in this Agreement, the following terms shall have the meanings set forth after each, as follows:

              (a) "Business" means and includes the business of acting as an unregulated natural gas marketing company. The foregoing includes selling gas to an end user on an unregulated basis and does not include the following activities of SEMCO Energy Gas Company: (i) regulated sales of natural gas, (ii) marketing its present services to end users as an LDC, and (iii) acting as agent for an end user to provide that end user with services as an LDC.

              (b)  "Restricted Period" means the period
       commencing on the Closing Date and ending upon the date two (2) years following the Closing Date.

              (c) "Restricted Territory" means and includes the entire State of Michigan.

11.2 The Seller Shareholder represents and warrants to Buyer that Company has been actively engaged for many years in the Business throughout the Restricted Territory, and acknowledges that the only object of the covenants not to compete set forth herein is to protect Buyer in connection with its acquisition of the Purchased Shares (and the value of the Purchased Shares as affected by Company's Business and the goodwill thereof), and the covenants in
       Section 11.3 are reasonable.

11.3 Seller Shareholder (as used in this Section 11, the term "Seller Shareholder" shall mean and include the entity identified herein as Seller Shareholder together with its direct and remote subsidiaries, parents and affiliates, but excluding the Company) covenants, agrees and warrants that it will not (in any capacity whatsoever, for its own account or for any other person, party or entity), directly or indirectly, engage in the Business, or any phase thereof, in the Restricted Territory, or any part thereof, during the Restricted Period.

       Seller Shareholder covenants, agrees and warrants that, during the Restricted Period, it will not, directly or indirectly, own, manage, operate, control or have any interest in any business engaged in the Business, or any phase thereof, in the Restricted Territory, or any part thereof.

       By way of illustration but without limitation, by the above covenants and warranties not to compete, Seller Shareholder covenants, agrees and warrants that, during the Restricted Period, it will not do any of the following: be a shareholder, owner, investor, lender, partner, member, joint venturer, representative, consultant, broker, sales representative, in or of or to, as the case may be, any person, party or entity engaged in the Business, or any phase thereof, in the Restricted Territory, or any part thereof.

       Seller Shareholder further covenants, agrees and warrants that it will not at any time, use, divulge, furnish or make accessible to anyone (other than in the ordinary course of activities on behalf of the Company, and consistent with the Company's policies on disclosure), any knowledge or information with respect to the confidential or secret aspects of the Company's Business (including information as to Company's finances, pricing, suppliers, customers, structure or business plan).

       Seller Shareholder further covenants, agrees and warrants that it will not at any time during the Restricted Period, directly or indirectly, solicit for any purpose, interfere with or entice away from the Company or hire any employee or agent of Company without the prior written consent of Buyer.

       Notwithstanding the foregoing, it shall not be a violation of the provisions of this Section 11.3 for Seller Shareholder to own, directly and indirectly, not in excess of one (1%) percent of the total outstanding capital stock of any corporation, engaged in the Business, whose stock is traded on any national stock exchange or the automated quotation system of NASD (NASDAQ), provided Seller Shareholder does not perform any services for, and is not otherwise active in the business of, such corporation.

11.4 Seller Shareholder agrees that any violation or attempted violation of any of the provisions of Section 11.3 will cause irreparable injury and damage to the Company and that, in the event of any such violation or attempted violation, in addition to any and all other legal and equitable remedies which may be available (including, without limitation, an action for damages), the said covenants and warranties or any of them may be enforced by a temporary and permanent injunction in an action in equity without the necessity of proving actual damage, and without the posting of any bond or other security, and that an ex parte restraining order may be granted immediately upon the commencement of any such action and without notice. Seller Shareholder acknowledges that the remedy at law for the breach or threatened breach of any of the covenants or warranties contained in Section 11.3 would be inadequate.

11.5 If the aforesaid covenants and warranties not to compete set forth in Section 11.3 are found by any court having jurisdiction in the premises to be too broad in extent, either as to the time period or the geographical area designated, or otherwise, then and in such event the covenants and warranties not to compete shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended, shall be fully enforceable. If the court finds that any restriction contained in Section 11.3 is unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other of the restrictions contained in Section 11.3.

12.    TERMINATION.

12.1 This Agreement may be terminated at any time before the Closing Date as follows:

       (a) By Buyer and Seller Shareholder in a written instrument.

       (b)    By either Buyer or Seller Shareholder if the
              Closing does not occur on the Closing Date.

       (c) By Buyer or Seller Shareholder if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

       (d) By Buyer or Seller Shareholder if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 business days after the breaching party or parties receive written notice of the breach from the other party.

12.2 If terminated as provided in Section 12.1, this Agreement shall forthwith become void and have no effect, except for Sections 12.3 and 13, and except that no party shall be relieved or released from any liabilities or damages arising out of the party's breach of any provision of this Agreement.

12.3 Buyer, on the one hand, and Seller Shareholder, on the other, warrant and agree that if this Agreement is terminated, each party will not (and, in the case of Seller Shareholder, shall cause Company to not), during the one-year period following the termination, directly or indirectly solicit any employee of the other party to leave the employment of the other party.

13.    MISCELLANEOUS PROVISIONS.

13.1   Intentionally Blank.

13.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given
       (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

       if to Seller Shareholder:   Mr. William L. Johnson
                                   Chairman, President & CEO
                                   SEMCO Energy, Inc.
                                   405 Water Street
                                   Port Huron, MI  48060

       if to Buyer:                CoEnergy Trading Company
                                   150 W. Jefferson, Suite 1800
                                   Detroit, Michigan 48226
                                   Attention: General Counsel
                                   Fax: 313-965-0009

       or to such other address or facsimile number that the parties may designate in writing.

13.3 Assignment. Neither Seller Shareholder nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights to any subsidiary or affiliate without Seller Shareholder's consent.

13.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

13.5 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

13.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument. 13.7 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it, and must be signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

13.8   Arbitration.

       (a) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall at the request of any party be resolved in binding arbitration. This arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"), to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 13.8.

       (b) No provision of or the exercise of any rights under this Section 13.8 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.

       (c) Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.

       (d) The arbitration shall be held before one arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $500,000.00 shall be held before three arbitrators, one arbitrator being selected by Buyer, one by Seller Shareholder, and the third by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.

       (e) The arbitration shall be held at the office of AAA located in Southfield, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.

       (f) In any arbitration proceeding under this Section 13.8, subject to the award of the arbitrator(s), each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrators determine to be equitable under the circumstances.

       (g) The interpretation and construction of this Section, including but not limited to its validity and enforceability, shall be governed by Title 9 of the U.S. Code, notwithstanding the choice of law set forth in Section 13.5 of this Agreement.

13.9   Name.

       (a) Buyer agrees that, on or before the date which is eighteen (18) months following the Closing Date (such date being herein called the "Name Cutoff Date"), it will cause the Company to: (i) change its corporate name to a name which does not include the word "SEMCO", and (ii) discontinue all use of the name "SEMCO".

       (b) During the period between the Closing Date and the Name Cutoff Date: (i) neither the Company nor Buyer will use the existing characteristic "SEMCO" "circle leaf and flame" logo, except only for temporary incidental use during the transition period following the Closing Date (e.g., on Company stationery and forms); (ii) use of the name "SEMCO Energy Services, Inc." in all marketing materials, including correspondence, will not be alone but rather must be in conjunction with the name of Buyer or the name of another entity in which Buyer is not less than a 50% owner or participant, and will include the phrase "formerly a subsidiary of SEMCO Energy, Inc."; (iii) the use of the name "SEMCO Energy Services, Inc." will only be used with unbundled customers; and (iv) Seller Shareholder shall have a right of prior approval of all written materials using the name "SEMCO Energy Services, Inc.", which approval shall not be unreasonably withheld, delayed or conditioned. If Seller Shareholder fails to object with specificity in writing to any proposed materials within fifteen
              (15) days following its receipt of request for approval together with a copy of the material in question, Seller Shareholder shall conclusively be deemed to have approved the material so submitted.

14. EXPENSES. Buyer and Seller Shareholder shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations (including notifications under the HSR Act), whether or not the transactions contemplated by this Agreement shall be consummated.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above set forth.

                                SELLER SHAREHOLDER:

                                SEMCO Energy, Inc.

                                By: William L. Johnson
                                   ------------------------------

                                Its: President and CEO
                                    -----------------------------


                                BUYER:

                                CoEnergy Trading Company

                                By: Glen D. Kinder
                                   ------------------------------

                                Its: President and CEO
                                    -----------------------------
                                        (Reviewed O.G.C. by MW)



h:\docsopen\ree\c-stpa\0142608.05










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